Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

January 31, 2022

Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2300
Atlanta, Georgia 30309

Re: Acuity Brands, Inc. – Post-Effective Amendment No. 1 to Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel for Acuity Brands, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Post-Effective Amendment to Registration Statement on Form S-8 (No. 333-179243) (the “Post-Effective Amendment”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the 2011 Plan Shares (as defined below) authorized for issuance under the Amended and Restated 2012 Omnibus Stock Incentive Compensation Plan (as defined below).
On January 5, 2022 (the “Effective Date”), the shareholders of the Company approved the Amended and Restated 2012 Omnibus Stock Incentive Compensation Plan (the “2012 Plan”). The total number of shares of common stock of the Company, par value $0.01 per share, authorized for issuance under the 2012 Plan includes, without limitation, 186,035 shares available for future awards under the Acuity Brands, Inc. 2011 Non-Employee Directors Deferred Compensation Plan as of the Effective Date (the “Prior Plan Shares”).
In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.
Based upon the foregoing, and subject to the additional assumptions, qualifications and limitations set forth below, we are of the opinion that:

Acuity Brands, Inc.
January 31, 2022

(1)The Prior Plan Shares are duly authorized; and
(2)When the Prior Plan Shares are issued pursuant to the 2012 Plan, or upon the exercise or vesting of options, stock appreciation rights or other stock-based awards granted under the 2012 Plan, as the case may be, such Prior Plan Shares will be validly issued, fully paid and non-assessable.
This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.
We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the references to us in such Post-Effective Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ King & Spalding LLP